Exhibit 10.1

EXECUTION VERSION

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. EACH UCC MEMBER’S VOTE ON THE PLANS SHALL NOT BE SOLICITED UNTIL SUCH MEMBER HAS RECEIVED THE DISCLOSURE STATEMENTS AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT.

RESTRUCTURING SUPPORT AND SETTLEMENT AGREEMENT

This Restructuring Support and Settlement Agreement dated as of June 22, 2016 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) subject to Section 14 hereof, Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”), and (iii) the statutory unsecured claimholders’ committee appointed in the Chapter 11 Cases (as defined below) (the “UCC” and together with the Caesars Parties, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the CEOC Plan (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Company’s funded indebtedness and other obligations pursuant to the proposed CEOC Plan (a copy of which is annexed hereto as Exhibit A) resulting in the terms and conditions of this Agreement and the terms and conditions set forth in the CEOC Plan (the “Restructuring”) (which proposed plan is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such proposed plan may be modified in accordance with Section 12 hereof));

WHEREAS, the Restructuring will be implemented through the Plans; and

WHEREAS, the Restructuring settles the known and unknown potential and actual claims against the Company and its non-debtor affiliates on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“105 Injunction Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining all or some of the Caesars Cases.

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise or through intermediaries) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, offer, transaction, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving CEC or the Company and its controlled subsidiaries.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois or, as applicable, any other court in which a bankruptcy case commenced by or against CEC may be pending.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et al., Case No. 10004-VCG (Del. Ch.), (b) Trilogy Portfolio Company LLC, et al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7091 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), (f) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Bankruptcy Event” means the filing against CEC of an involuntary bankruptcy petition.

“CEC Chapter 11 Case” means, if applicable, a voluntary chapter 11 case filed by CEC or a chapter 11 case commenced by CEC following a CEC Bankruptcy Event.

“CEC Confirmation Order” means, if applicable, entry by the Bankruptcy Court of an order confirming a CEC Plan that is consistent with this Agreement and the CEOC Plan and acceptable to the UCC, the Company, and CEC.

“CEC Disclosure Statement” means, if applicable, CEC’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject a CEC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of a CEC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and the CEOC Plan and acceptable to the UCC, the Company, and CEC.

“CEC Plan” means, if applicable, a chapter 11 plan of reorganization for CEC through which the Restructuring may be effected (as amended, supplemented, or otherwise modified from time to time), and which must be consistent with this Agreement and the CEOC Plan and acceptable to the UCC, the Company, and CEC.

“CEC Termination Event” has the meaning set forth in Section 8 hereof.

“CEOC” has the meaning set forth in the preamble hereof.

“CEOC Confirmation Order” means the entry by the Bankruptcy Court of an order confirming the CEOC Plan that is consistent with this Agreement and the CEOC Plan and acceptable to the UCC, CEC and the Company.

“CEOC Disclosure Statement” means the Company’s disclosure statement for the CEOC Plan, as approved by the Bankruptcy Court, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the CEOC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the CEOC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement, not adverse to the claimholders whose distributions are set forth in the CEOC Plan, and acceptable to the UCC, the Company, and CEC.

“CEOC Plan” means the joint chapter 11 plan of reorganization for the Company in the form attached hereto as Exhibit A, together with any and all amendments or modifications thereto that are (a) in form and substance consistent with this Agreement, (b) not adverse to the claimholders whose distributions are set forth in the CEOC Plan, and (c) acceptable to the UCC, CEC and the Company.

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et al., Case No. 15-01145 (Bankr. N.D. Ill.).

“Claim” means all claims held by a party on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, the Second Lien Indentures, or the Unsecured Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code) against the Company.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 7 hereof.

“Confirmation Orders” means the CEOC Confirmation Order and the CEC Confirmation Order.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Definitive Documentation” means the Plans, Disclosure Statements, the Confirmation Orders, and any court filings in (a) the Chapter 11 Cases or (b) a CEC Chapter 11 Case, and any other documents or exhibits related to or contemplated in the foregoing (but not, for the avoidance of doubt, any professional retention motions or applications), that could be reasonably expected to affect the interests of holders of Unsecured Claims, in their capacities as such.

“Disclosure Statements” means the CEOC Disclosure Statement and, if and when applicable, the CEC Disclosure Statement.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plans, as applicable, have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plans, as applicable, become effective or are consummated.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020 and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“Outs” has the meaning set forth in Section 8(c) hereof.

“Outside Date” means October 31, 2017; provided, that the Parties shall negotiate in good faith a reasonable extension of the Outside Date if (x) the Parties have otherwise complied with the terms of this Agreement and the CEOC Plan attached hereto as Exhibit A and (y) all other events and actions necessary for the occurrence of the Effective Date and consummation of the Restructuring have occurred other than the delivery, release, or receipt of regulatory or licensing approvals or a court order related to such approvals necessary for the occurrence of the Effective Date and consummation of the Restructuring.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plans” means the CEOC Plan and, if and when applicable, the CEC Plan.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) CEC and (ii) the UCC.

“Restructuring Support Period” means the period commencing on the date hereof and ending on the earlier of (i) the date on which this Agreement is terminated with respect to all Parties and (ii) the Effective Date.

“Second Lien Indentures” means the indentures governing CEOC’s (a) 10.00% second-priority senior secured notes due 2015, (b) 10.00% second-priority senior secured notes due 2018, and (c) 12.75% second-priority senior secured notes due 2018.

“Senior Unsecured Notes Trustee” means Law Debenture Trust Company of New York, solely in its capacity as indenture trustee under the indentures governing CEOC’s 5.75% Senior Unsecured Notes due 2017 and 6.50% Senior Unsecured Notes due 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, and any successors in such capacity.

“Subsidiary-Guaranteed Notes Trustee” means Wilmington Trust, National Association, solely in its capacity as successor indenture trustee under the indentures governing CEOC’s 10.75% Senior Notes due 2016 and 10.75%/11.50% Senior Toggle Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time, and any successors in such capacity.

“Termination Events” has the meaning set forth in Section 8 hereto.

“UCC Professionals” means Proskauer Rose LLP, FTI Consulting, Inc., Jefferies, LLC, and G.C. Andersen Partners, LLC.

“UCC Termination Event” has the meaning set forth in Section 5 hereof.

“UCC Termination Right” has the meaning set forth in Section 5 hereof.

“Unsecured Claim” means a Claim in respect of Unsecured Debt and any general unsecured claim, including any unsecured trade or vendor claim; provided, that, for the avoidance of doubt, Unsecured Claims shall not include any secured claims or any deficiency claims arising on account of any Prepetition Credit Agreement Claims, First Lien Notes Claims, Second Lien Notes Claims, or any other secured debt claims.

“Unsecured Creditor” means a holder of an Unsecured Claim; provided, that, for the avoidance of doubt, Unsecured Creditor shall include an investment advisor or investment manager of holders of Unsecured Debt.

“Unsecured Debt” means indebtedness incurred by the Company pursuant to the Unsecured Indentures.

“Unsecured Indentures” means the indentures governing CEOC’s (a) 6.5% Senior Notes due 2016, (b) 5.75% Senior Notes due 2017, (c) 10.75% Senior Notes due 2016, and (d) 10.75%/11.50% Senior Toggle Notes due 2018.

(b) Rules of Construction. Each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement and the CEOC Plan, taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) Statutory and Fiduciary Duties. Notwithstanding any provision of this Agreement, the UCC, the Company, and CEC, if it becomes a title 11 debtor, shall each carry out all its respective statutory, fiduciary, and other duties under applicable law and nothing herein shall deter or prevent such acts, including without limitation, any acts the Bankruptcy Court orders the UCC or the Company or CEC (if it becomes a title 11 debtor) to perform.

(b) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation, in form and substance consistent in all material respects with this Agreement and as otherwise acceptable to the UCC, the Company, and CEC;

(ii) support those actions contemplated by this Agreement or otherwise desirable or required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is a party;

(iii) support the Restructuring, including the mutual release and exculpation provisions in the Plans in accordance with the terms thereof and this Agreement;

(iv) subject to Section 10 of this Agreement, the UCC shall request a stay of its appeal of the Bankruptcy Court’s denial of its motion in the Chapter 11 Cases seeking an order compelling CEOC to consent to the involuntary bankruptcy filed against CEOC [ECF No. 1091] and shall seek to hold such appeal in abeyance until the earlier of (x) the Effective

Date of the CEOC Plan (at which time such appeal shall be dismissed with prejudice) or (y) the termination of this Agreement for any reason; provided, however, that if the stay is denied, the UCC may continue prosecuting its appeal and take all appropriate actions once the appeal is determined subject to the settlement embodied herein requiring that any and all relief ordered shall be released by the UCC and other Parties if the Effective Date of the CEOC Plan occurs;

(v) subject to Section 10 of this Agreement, the UCC shall request a stay of its appeal of the Bankruptcy Court’s order overruling objections of the Subsidiary-Guaranteed Notes Indenture Trustee to Claims No. 2797 and 4822 [ECF No. 3773] and shall seek to hold such appeal in abeyance until the earlier of (x) the Effective Date of the CEOC Plan (at which time such appeal shall be dismissed with prejudice) or (y) the termination of this Agreement for any reason; provided, however, that if the stay is denied, the UCC may continue prosecuting its appeal and take all appropriate actions once the appeal is determined subject to the settlement embodied herein requiring that any and all relief ordered shall be released by the UCC and other Parties if the Effective Date of the CEOC Plan occurs;

(vi) subject to Section 10 of this Agreement, the UCC shall request the Bankruptcy Court to hold in abeyance its motion seeking derivative standing to commence and prosecute certain claims on behalf of the Debtors’ estates [ECF No. 2029] until the earlier of (x) the Effective Date of the CEOC Plan which settles all such claims (at which time such actions shall be dismissed with prejudice) or (y) the termination of this Agreement for any reason; provided, however, that if the Bankruptcy Court denies the UCC’s request, the UCC may prosecute its motion and take all appropriate actions subject to the settlement embodied herein requiring that any and all relief ordered shall be released by the UCC and other Parties if the Effective Date of the CEOC Plan occurs;

(vii) subject to Section 10 of this Agreement, as soon as practicable after the date hereof, the UCC shall grant and/or request a stay of all actions relating to its notice of examination of (A) CEC [Notice of Examination Pursuant to Bankruptcy Rule 2004 and Notice of Subpoena, In re Caesars Entertainment Operating Company, Inc., et al., No. 15-01145 (Bankr. N.D. Ill. Apr. 15, 2016), ECF No. 3574] and (B) CEOC [Notice of Subpoena for Rule 2004 Examination, In re Caesars Entertainment Operating Company, Inc., et al., No. 15-01145 (Bankr. N.D. Ill. Apr. 22, 2016), ECF No. 3587], each with respect to certain deferred compensation plans and rabbi trusts, and, to the extent practicable, suspend any action in connection therewith until the earlier of (x) the Effective Date of the CEOC Plan (at which time such actions shall be dismissed with prejudice) or (y) the termination of this Agreement for any reason; provided, however, that if the stay is denied, the UCC may continue its discovery and take all appropriate actions subject to the settlement embodied herein requiring that any and all relief ordered shall be released by the UCC and other Parties if the Effective Date of the CEOC Plan occurs; and

(viii) the UCC shall provide the Company a letter that can be distributed with the CEOC Disclosure Statement, which letter shall urge the creditors in the UCC’s constituency to accept the CEOC Plan.

(c) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) seek, solicit, or support an Alternative Proposal; or

(ii) take any action inconsistent with the transactions expressly contemplated by this Agreement, or that would delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation against or involuntary case for relief under the Bankruptcy Code against CEC; provided, however, that efforts of the UCC to enforce this Agreement and, informally or through formal discovery, to investigate facts relevant to its carrying out its duties in the Company’s chapter 11 cases shall not be deemed litigation against CEC that is barred hereunder.

3. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties shall:

(i) (A) support and complete the Restructuring and all transactions contemplated under the CEOC Plan and this Agreement, (B) negotiate in good faith the Definitive Documentation necessary to effectuate the Restructuring, on the terms and subject to the conditions set forth in this Agreement and the CEOC Plan, (C) use its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring; (D) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, and (E) operate the Company and CEC in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan and CEC’s business plan taking into account the Restructuring and the commencement of the Chapter 11 Cases and a CEC Chapter 11 Case;

(ii) promptly notify or update the UCC upon becoming aware of any of the following occurrences: (A) a Termination Event has occurred or (B) material developments, negotiations or proposals relating to the Caesars Cases, and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to impede or prevent consummation of the Restructuring;

(iii) cause the UCC, its members and the UCC Professionals, including the employees, representatives, agents, advisors and affiliates of each of the foregoing, to be included in the mutual release and exculpation provisions to be provided in the Plans;

(iv) cause the Company to include in the CEOC Disclosure Statement and the accompanying solicitation materials approved by the Bankruptcy Court the language stating: “Acceptance of the CEOC Plan by any entity or a Class shall not preclude any such entity or member of such Class from raising any objection to Confirmation on any ground” or similar language acceptable to the UCC; and

(v) cause the Company to include in the Plan Supplement a revised estimate of Claims in Class I (Undisputed Unsecured Claims), Class J (Disputed Unsecured Claims), and Class L (Insurance Covered Unsecured Claims).

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written (including electronic mail (“e-mail”)) consent of the UCC), shall not, directly or indirectly:

(i) (A) publicly announce its intention not to pursue the Restructuring; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not consistent with this Agreement, or are not otherwise acceptable to the UCC and the Caesars Parties;

(ii) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) impairs, or would reasonably be expected to impair, the ability of CEC to perform its obligations to carry out the Restructuring, other than CEC’s commencement of a CEC Chapter 11 Case; and

(iii) file, or cause any of its respective Affiliates to file, any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement or the CEOC Plan; provided, however, the Caesars Parties shall not be in breach of this provision if such motion or pleading is withdrawn within two (2) Business Days of each of the Caesars Party’s and the applicable filing Party’s receiving written (including e-mail) or oral notice from the UCC that such motion or pleading is inconsistent with this Agreement.

In the event the Company receives an Alternative Proposal, it shall promptly notify the UCC Professionals and CEC of the existence and material terms of such Alternative Proposal and, if in an exercise of its duties as set forth by Section 17 hereof the Company determines to pursue such Alternative Proposal, it shall promptly notify the UCC Professionals and CEC of such determination; provided that the Company may withhold the material terms of such Alternative Proposal from any Unsecured Creditor(s) who do not agree to applicable reasonable and customary confidentiality restrictions with respect thereto and/or who are in breach of this Agreement. After receipt of the material terms of such Alternative Proposal, the UCC and CEC shall have five (5) Business Days to propose changes to the terms of this Agreement, including the CEOC Plan and any exhibits thereto. The Company shall keep the UCC informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal, and, to the extent an Alternative Proposal is amended in any material respect, the UCC and CEC shall have five (5) Business Days from any such amendment to propose changes to the terms of this Agreement.

(c) Additional Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company and CEC, as applicable (except with the prior written (including e-mail) consent of the UCC) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) enter into any proposed settlement of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will impair the Company’s or CEC’s ability to consummate the Restructuring;

(iii) modify or change the treatment of the Prepetition Credit Agreement Claims or the Secured First Lien Notes Claims in a manner adverse to the value of the New CEC Common Equity or New CEC Convertible Notes being received by Unsecured Creditors under the Plans; or

(iv) initiate or prosecute any action or claim against any UCC member or its representatives or advisors, in their respective capacities as such, in connection with this Agreement.

(d) The Company, CEC and the UCC each acknowledge that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the CEOC Plan in the exercise of its duties under applicable law.

4. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof:

(i) this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; provided, however, that the UCC is created by statute and no member of the UCC and no member’s employees, representatives, agents, advisors and affiliates shall have any personal liability whatsoever under this Agreement;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code or as may be required for disclosure by the Securities and Exchange Commission, no consent or approval of, or any registration or filing with, any other Person is required for the Company and CEC to carry out the Restructuring contemplated by, and for each Party to perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code, it has all requisite organizational power and authority to enter into this Agreement and, for the Company and CEC to carry out the Restructuring contemplated by, and, for each Party, perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter, bylaws, or other similar governing documents, or those of any of its subsidiaries, if applicable, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to any Caesars Party on account of any defaults arising from the commencement of the Chapter 11 Cases, the CEC Chapter 11 Case, or the pendency of the Restructuring and (y) nothing in this Section 4(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair each of the Parties’ respective ability to exercise its duties as set forth by Sections 17 and 18 hereof.

(b) Each of the Caesars Parties, severally and not jointly, represents and warrants to each other Party that as of the date hereof, it is validly existing and in good standing under the laws of the state of its organization.

(c) The Caesars Parties represent and warrant to the Restructuring Support Parties that there are no pending agreements (oral or written) or understandings that are not public or have been filed with the Bankruptcy Court with respect to any Alternative Proposal.

5. Termination by the UCC. The UCC may terminate this Agreement (each, a “UCC Termination Right”), in each case, upon delivery of notice to the Caesars Parties in accordance with Section 23 hereof at any time after the occurrence of, and during the continuation of, any of the following events (each, a “UCC Termination Event”):

(a) the breach by any of the Caesars Parties of any of their obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties of written (including e-mail) notice of such breach from the UCC (unless the applicable covenant that is breached provides for a shorter cure period);

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties and the UCC of notice of such event;

(c) the appointment of a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) in the Chapter 11 Cases or a CEC Chapter 11 Case. For the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases pursuant to the examiner order shall not constitute a UCC Termination Right;

(d) the Chapter 11 Cases or a CEC Chapter 11 Case are, or is, converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases or a CEC Chapter 11 Case shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation (including any amendment or modification thereof) necessary to effectuate the Restructuring is filed with the Bankruptcy Court or is otherwise finalized, or has become effective, and contains terms and conditions that are inconsistent with this Agreement or the CEOC Plan in an adverse manner to the UCC’s constituencies or shall otherwise not be on terms acceptable to the UCC, and such inconsistency remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties from the UCC of written (including e-mail) notice of such inconsistency;

(f) the termination of this Agreement by the UCC pursuant to its duties as set forth by Section 18 hereof (the “UCC Out”);

(g) a Caesars Party or any of its respective Affiliates files any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement or the CEOC Plan and such motion or pleading has not been withdrawn within two (2) Business Days of each of the Caesars Party’s and the applicable filing Party’s receiving written (including e-mail) or oral notice from the UCC that such motion or pleading is inconsistent with this Agreement;

(h) the Company executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal;

(i) a CEOC Confirmation Order has not been entered by April 30, 2017, provided that such termination may not be on account of the scheduling of the confirmation hearing for the CEOC Plan to start after November 29, 2016 due to the Bankruptcy Court’s availability or solely on account of the Parties, after confirmation is sub judice prior to April 30, 2017, awaiting a decision from the Bankruptcy Court on confirmation of the CEOC Plan; or

(j) the Effective Date has not occurred by the Outside Date.

6. Mutual and Automatic Termination. This Agreement may be terminated by mutual agreement in writing among (a) the Caesars Parties and (b) the UCC; provided, however, this Agreement shall terminate automatically if a CEC Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code.

7. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a notice, delivered in accordance with Section 23 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event”):

(a) the breach by any Restructuring Support Party of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) Business Days after the receipt by such breaching Restructuring Support Party from the Company of written (including e-mail) notice of such breach;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties and the UCC of written (including e-mail) notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 3(a)(i)(D) of this Agreement;

(c) the exercise by the Company of its duties as set forth by Section 17 hereof (the “Company Out”);

(d) any Party other than the Company and its Affiliates files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written (including e-mail) notice from the Company that such motion or pleading is materially inconsistent with this Agreement;

(e) if, solely in a CEC Chapter 11 Case, any of the Definitive Documentation (including any amendment or modification thereof) necessary to effectuate the Restructuring is filed with the Bankruptcy Court or is otherwise finalized and contains terms and conditions substantially inconsistent with this Agreement or is otherwise not on terms reasonably acceptable to the Company, and such material and adverse inconsistency remains uncured for a period of five (5) Business Days after the receipt by CEC and the UCC of written (including e-mail) notice of such material and adverse inconsistency;

(f) the appointment of a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) in the CEC Chapter 11 Case; provided, that, for the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases pursuant to the examiner order shall not constitute a Company Termination Right; or

(g) the Effective Date has not occurred by the Outside Date.

8. CEC Termination Events. This Agreement may be terminated by delivery to the other Parties of a notice, delivered in accordance with Section 23 of this Agreement, by CEC upon the occurrence of any of the following events (each a “CEC Termination Event,” and together with the UCC Termination Events and Company Termination Events, the “Termination Events”):

(a) the breach by the Company or the UCC of any of its obligations, representations, warranties, or covenants set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) Business Days after the receipt by the Company of written (including e-mail) notice of such breach from CEC;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) Business Days after the receipt by the Caesars Parties and the UCC of written (including e-mail) notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 3(a)(i)(D) of this Agreement;

(c) the exercise by CEC, as a title 11 debtor, of its duties as set forth by Section 17 hereof (the “CEC Out,” and together with the UCC Out and the Company Out, the “Outs”); provided, that, for the avoidance of doubt, the CEC Out shall not be available to CEC prior to its being a title 11 debtor;

(d) any Party other than CEC files any motion or pleading with the Bankruptcy Court in the Chapter 11 Cases or a CEC Chapter 11 Case that is materially inconsistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written (including e-mail) notice from CEC that such motion or pleading is materially inconsistent with this Agreement;

(e) if, solely in the Chapter 11 Cases, any of the Definitive Documentation (including any amendment or modification thereof) necessary to effectuate the Restructuring is filed with the Bankruptcy Court or is otherwise finalized and contains terms and conditions materially inconsistent with this Agreement, and such material and adverse inconsistency remains uncured for a period of five (5) Business Days after the receipt by the Company and the UCC of written (including e-mail) notice of such material and adverse inconsistency;

(f) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases. For the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases pursuant to the examiner order shall not constitute a CEC Termination Right;

(g) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not been stayed;

(h) other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $10,000,000 without the written (including e-mail) consent of the Company;

(i) the Effective Date has not occurred by the Outside Date; or

(j) a 105 Injunction Order is not in full force and effect; provided, that CEC may only terminate the Agreement pursuant to this Section 8(j) within 14 days of a 105 Injunction Order not being in full force and effect.

9. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 5, Section 7, or Section 8 hereof, as applicable, if such Party is in material breach of this Agreement and is not obligated to terminate by any of its duties as a title 11 debtor or statutory committee.

(b) Upon the termination of this Agreement pursuant to Section 5, Section 6, Section 7, or Section 8 hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party; provided, however, that if a Party (or Parties) terminate(s) this Agreement due to a breach by another Party (or Parties), the non-breaching Party (or Parties) may enforce this Agreement against the breaching Party (or Parties) based on such breach.

(c) Notwithstanding Section 9(b), but subject to Sections 4(a)(i) and 19, hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 12 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, and this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases the UCC from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in
Section 9(b)), unless otherwise agreed to in writing by the UCC, any and all approvals or consents delivered by the UCC and, as applicable, its employees, representatives, agents, advisors, and affiliates in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

10. UCC Litigation Rights.

(a) The Parties shall cooperate to preserve all the UCC’s litigation rights (both actions or motions the UCC has already commenced and may commence under the Bankruptcy Code) including, among other things, consenting to and supporting stays, adjournments or extensions of any actions or dates relating to the UCC’s litigation rights; provided that, for the avoidance of doubt, if obtained, any such stay, adjournment, or extension shall expire upon the earlier of (x) the Effective Date of the CEOC Plan or (y) the termination of this Agreement for any reason. To the extent that any requested stays, adjournments or extensions are not granted or terminate after being granted, each Party shall retain its rights with respect to the pursuit of such rights or defenses related to such action(s) and nothing herein shall be deemed to prejudice such rights and defenses, and if this Agreement terminates for any reason, the Caesars Parties shall not, directly or indirectly, argue or claim that the stays, adjournments, or extensions sought and/or obtained by any of the Parties provide a defense (equitable or otherwise) to the UCC’s litigation rights. Notwithstanding the foregoing, on the Effective Date of the CEOC Plan, any such actions shall be released.

(b) Notwithstanding anything to the contrary in this Agreement, the UCC shall not be precluded from objecting to any proposed pre-Effective Date interim distributions.

11. Cooperation.

(a) The Company shall use commercially reasonable efforts to provide to counsel for the other Parties (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date that the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail counsel to the other Parties to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (b) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

(b) CEC in a CEC Chapter 11 Case shall use commercially reasonable efforts to provide to counsel for the other Parties (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents CEC intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date that CEC intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case CEC shall notify telephonically or by electronic mail counsel to the other Parties to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (b) copies of all material documents actually filed by CEC with the Bankruptcy Court promptly but not later than one (1) day after such filing.

12. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement (including the CEOC Plan) shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties and the UCC; provided, however, that no such consents shall be required from the UCC with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, including the CEOC Plan, regarding the treatment of Claims other than with respect to Unsecured Claims, so long as it would not have an adverse impact on the holders of Unsecured Claims, in their capacities as such, in connection with the Restructuring.

13. Entire Agreement. This Agreement, including the CEOC Plan, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

14. Survival of Agreement. This Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and to the extent the exercise of rights under this Agreement (including the giving of notice and termination) would be a violation of 11 U.S.C. § 362(a), the Company withdraws as a Party at the inception of this Agreement so that this Agreement would be solely between the UCC and CEC and not property of the estate of the Company. In the event of a CEC Bankruptcy Event or a CEC Chapter 11 Case, CEC, subject to section 17(a) hereof, shall cooperate fully with the UCC in obtaining a modification of the automatic stay to the extent necessary to permit the UCC to exercise its rights under this Agreement.

15. No Waiver and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, nothing herein (or in any of the Definitive Documentation, including the CEOC Plan) shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

17. Caesars Parties Duties.

(a) Notwithstanding anything in this Agreement, nothing in this Agreement shall require the Company or, if it is a title 11 debtor, CEC, or any directors, officers, or members of the Company or CEC, if it is a title 11 debtor, each in its capacity as a director, officer, or member of the Company or CEC, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their statutory, fiduciary, or other obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel).

(b) The UCC reserves all rights it has, including the right to challenge any exercise by the Company or CEC, as a title 11 debtor, of the duties it alleges to have.

18. UCC Duties.

(a) Notwithstanding anything in this Agreement, nothing in this Agreement shall require the UCC in its capacity as the statutory unsecured claimholders’ committee in the Chapter 11 Cases, to take any action, or to refrain from taking any action, to the extent inconsistent with its statutory, fiduciary, or other obligations under applicable law (as reasonably determined by it in good faith after consultation with legal counsel).

(b) Each of the Caesars Parties reserves all rights it has, including the right to challenge any exercise by the UCC of the duties it alleges to have.

19. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

20. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties.

21. Specific Performance; Remedies Cumulative. Each Party acknowledges that because money damages are not and shall not be available against the UCC and would be an insufficient remedy for any breach of this Agreement by any Party, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as an exclusive remedy. Each of the Parties hereby waives (a) any defense that a remedy at law is adequate and (b) any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies. Nothing herein waives entitlements to money damages available hereunder to the extent they can be enforced.

22. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement to the extent provided by 28 U.S.C. § 1334, and no Party shall request enforcement of this Agreement in any court other than the Bankruptcy Court if it has exclusive or concurrent subject matter jurisdiction.

23. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 601

Lexington Ave New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt, P.C.

Facsimile: (212) 446 4900

E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Joseph M. Graham

Facsimile: (312) 862-2200

E-mail Address:	dseligman@kirkland.com
joe.graham@kirkland.com

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Jeffrey D. Saferstein
Samuel E. Lovett

Telephone: (212) 373-3000

Facsimile (212) 373-2053

E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

-and-

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn:	Paul S. Aronzon
Thomas R. Kreller

Telephone: (213) 892-4000

Facsimile: (213) 629-5063

Email Address:	paronzon@milbank.com
tkreller@milbank.com

If to the UCC:

Proskauer Rose LLP

11 Times Square

New York, NY 10036

Attn:	Martin J. Bienenstock
Judy G.Z. Liu
Philip M. Abelson
Paul V. Possinger
Vincent Indelicato

Telephone: (212) 969-3000

Facsimile: (212) 969-2900

E-mail Address:	mbienenstock@proskauer.com
jliu@proskauer.com
pabelson@proskauer.com
ppossinger@proskauer.com
vindelicato@proskauer.com

24. Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person; provided, however, the bargain embedded in this Agreement and the CEOC Plan is for the benefit of holders of Unsecured Claims.

25. UCC Post-Effective Date Services. On and after the Effective Date, the UCC (with the assistance of its attorneys and financial advisors) shall monitor the Claims resolution process and the distributions to the Holders of Claims in Class H, Class I, Class J, Class K, and Class L, and carry out all its other post-Effective Date rights and duties under the CEOC Plan pursuant to a claims resolution protocol to be agreed upon by the Company, CEC, the UCC before the Effective Date. As consideration for carrying out all the UCC’s post-Effective Date rights and duties, the Reorganized Debtors shall pay the amount of $4,000,000 to the respective UCC members, based on written allocations and instructions from the UCC or one or both of its co-chairpersons, reflecting the UCC Members’ respective agreements to incur the required costs and efforts to carry out the UCC’s post-Effective Date rights and duties. The Reorganized Debtors shall make such payments at any time from the Effective Date through 365 days after the Effective Date. The Reorganized Debtors shall, in addition, pay the UCC’s attorneys and financial advisors their reasonable and documented fees and expenses incurred in connection with the UCC’s post-Effective Date rights and duties. The Company shall also reimburse the reasonable and documented fees and expenses of the Senior Unsecured Notes Indenture Trustee (including reasonable and documented attorney’s fees and expenses) incurred in connection with the Chapter 11 Cases. The Company and/or CEC shall also pay the fees and expenses of the Subsidiary-Guaranteed Notes Trustee pursuant to the terms of the Restructuring Support and Forbearance Agreement, dated as of June 6, 2016, entered into among the Company, CEC and certain holders of the Subsidiary-Guaranteed Notes.

26. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

27. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

28. Qualification on Unsecured Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by the UCC shall not apply to (or be deemed to be made in relation to) any Claims legally or beneficially owned by any Unsecured Creditor.

29. Publicity. The Caesars Parties shall use their commercially reasonable efforts to submit drafts to the UCC Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

30. MFN. To the extent the Holders of Second Lien Notes Claims, in their capacity as such and as Class or sub-Class, receive a recovery percentage under the CEOC Plan or through some other agreement with some or all of the Caesars Parties, however funded from any source, greater than the recovery percentage received by the Holders of Claims in Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Claims), Class J (Disputed Unsecured Claims), Class K (Convenience Class Claims), and Class L (Insurance Covered Unsecured Claims) under the CEOC Plan, in their capacities as such, additional consideration shall be made available (on the same terms as to the Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class) to the Holders of Claims in Class H, Class I, Class J, Class K, and Class L such that their recovery percentage will be equal to the recovery percentage received by such Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class, commensurate with the respective vote of each of Class H, Class I, Class J, Class K, and Class L to accept or reject the CEOC Plan, as applicable; provided, however, for the avoidance of doubt, in the event the Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class receive any recovery percentage greater than the recovery percentage received by the Holders of Claims in Class H, Class I, Class J, Class K, and Class L and not contingent upon CEOC Plan treatment tied to voting outcomes, then any CEOC Plan treatment tied to voting outcomes for Class H, Class I, Class J, Class K, and Class L also shall be eliminated, and the Holders of Claims in such Classes shall receive the greater recovery percentage received by such Holders of Second Lien Notes Claims.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ John Payne
Name:	John Payne
Title:	CEO

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	CFO

[Signature Page to CEOC, CEC and UCC RSA]

STATUTORY UNSECURED CLAIMHOLDERS’ COMMITTEE IN THE CHAPTER 11 CASES, on behalf of itself

By:	/s/ Judy G. Z. Liu
PROSKAUER ROSE LLP, attorneys for the Statutory Unsecured Claimholders’ Committee
Name:	Judy G. Z. Liu
Title:	Partner

[Signature Page to CEOC, CEC and UCC RSA]

Exhibit A